EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, effective as of January 30, 2020 (the “Agreement”), is between ARCA U.S. TREASURY FUND (the “Fund”) and ARCA CAPITAL MANAGEMENT, LLC (the “Adviser”).

WHEREAS, the Fund’s Board of Trustees (collectively, the “Board”) has appointed the Adviser as the investment adviser of the Fund pursuant to an Investment Advisory Agreement; and

WHEREAS, the Board has appointed the Adviser as the blockchain administrator and developer of the Fund pursuant to a Blockchain Administration and Development Agreement; and

WHEREAS, the Fund and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.       For the period commencing on the date the Fund’s registration statement on Form N-2 is declared effective by the Securities and Exchange Commission, and continuing for one year thereafter, the Adviser hereby agrees to waive its management fee, waive its blockchain administration fee and/or reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 2 below, does not exceed 0.75% of average daily net assets (the “Expense Cap”).

2.       For purposes of this Agreement, the term “Excluded Expenses” shall mean: taxes; interest expenses; dividends on securities sold short; brokerage commissions; acquired fund fees and expenses; expenses incurred in connection with any merger or reorganization; and extraordinary expenses. For the avoidance of doubt any servicing fees or similar expenses paid to a servicing agent in connection with loans or other investments made by the Fund shall be subject to the Expense Cap.

3.       The Adviser may seek recoupment of an amount equal to the portion of the Adviser’s management fee and blockchain administration fee waived and the amount of Fund expenses reimbursed to the extent that such waiver or reimbursement is required under the terms of this Agreement, provided that: (i) any such recoupment occurs within three (3) years after the date on which the Adviser waived its fee or reimbursed expenses, as applicable; and (ii) any such recoupment by the Adviser does not cause the Fund’s total net operating expenses to exceed the Expense Cap that was or is applicable at the time (a) the Adviser initially waived its fee or reimbursed expenses or (b) the Adviser recoups a portion of the previously waived fee or reimbursed Fund expense, whichever is less. Subject to the terms herein, the Adviser may elect to seek recoupment or forgo seeking recoupment at its discretion; however, upon proper request to the Fund, the Fund shall be obligated to pay the Adviser such recoupment to the extent permitted under this Agreement.

4.       The Adviser understands and intends that the Fund will rely on this Agreement: (a) in preparing and filing amendments to the registration statements for the Fund on Form N-2 with the Securities and Exchange Commission; (b) in accruing the Fund’s expenses for purposes of calculating its net asset value per share; (c) reflecting the Fund’s net operating expenses in the Fund’s financial statements and other documents.

5.       This Agreement may be amended or modified by mutual written consent of the Adviser and the Board.

6.       This Agreement may be terminated only by the Board on sixty (60) days written notice to the Adviser during the initial one-year term of the Agreement. Thereafter, this Agreement is terminable by either party upon sixty (60) days written notice to the other party.

7.       This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARCA U.S. TREASURY FUND

/s/ Philip Liu

Name: Philip Liu

Title: Chairman and President

ARCA CAPITAL MANAGEMENT, LLC

/s/ Jerald David

Name: Jerald David

Title: President